SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

ADVANCED MAGNETICS, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

00753P103 (CUSIP Number)

January 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00753P103	Page 2 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

147,928 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

147,928 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

147,928 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.05%
12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 2 of 12 Pages

CUSIP No. 00753P103	Page 3 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

38,268 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

38,268 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

38,268 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.27%
12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 3 of 12 Pages

CUSIP No. 00753P103	Page 4 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

246,460 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

246,460 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

246,460 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.74%
12	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 4 of 12 Pages

CUSIP No. 00753P103	Page 5 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Long Bias Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

133,618 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

133,618 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

133,618 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.94%
12	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 5 of 12 Pages

CUSIP No. 00753P103	Page 6 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

186,196 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

186,196 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

186,196 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.32%
12	TYPE OF REPORTING PERSON*

OO

Page 6 of 12 Pages

CUSIP No. 00753P103	Page 7 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

566,274 (See Item 4)
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

566,274 (See Item 4)
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

566,274 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.00%
12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 7 of 12 Pages

CUSIP No. 00753P103	Page 8 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

566,274 (See Item 4)
6 SHARED VOTING POWER

None (See Item 4)
7 SOLE DISPOSITIVE POWER

566,274 (See Item 4)
8 SHARED DISPOSITIVE POWER

None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

566,274 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.00%
12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 8 of 12 Pages

CUSIP No. 00753P103	Page 9 of 12 Pages

Item 1	(a)	Name of Issuer:

Advanced Magnetics, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

61 Mooney Street Cambridge, Massachusetts 02138

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Asset Management, LLC, a Delaware limited liability company (“VAM”), with its principal business office at Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VAM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VCM is the General Partner of VBF an VLBF.

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 Per Share

	(e)	CUSIP Number:

00753P103

Page 9 of 12 Pages

CUSIP No. 00753P103	Page 10 of 12 Pages

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

VBF

	(a)	Amount Beneficially Owned:

147,928 shares

	(b)	Percent of Class:

1.05%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

147,928 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

147,928 shares

VLBF

	(a)	Amount Beneficially Owned:

38,268 shares

	(b)	Percent of Class:

.27%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

38,268 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

38,268 shares

VBFO

	(a)	Amount Beneficially Owned:

246,460 shares

	(b)	Percent of Class:

1.74%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

246,460 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

246,460 shares

VLBFO

	(a)	Amount Beneficially Owned:

133,618 shares

	(b)	Percent of Class:

.94%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

133,618 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

133,618 shares

VAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO, VAM may be deemed to beneficially own the 566,274 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO.

	(b)	Percent of Class:

4.00%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

566,274 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

566,274 shares

(iv) shared power to dispose or to direct disposition of:

None

VCM

	(a)	Amount Beneficially Owned:

By virtue of its position as General Partner to each of VBF and VLBF, VCM may be deemed to beneficially own the 186,196 shares of the Company’s Common Stock beneficially owned by VBF and VLBF.

	(b)	Percent of Class:

1.32%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

186,196 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

186,196 shares

Jacob Gottlieb

	(a)	Amount Beneficially Owned:

By virtue of his position as the principal of VAM and the sole managing member of VCM, Mr. Gottlieb may be deemed to beneficially own the 566,274 shares of the Company’s Common Stock beneficially owned by VAM.

	(b)	Percent of Class:

4.00%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

566, 274 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

566, 274 shares

(iv) shared power to dispose or to direct disposition of:

None

Page 10 of 12 Pages

CUSIP No. 00753P103	Page 11 of 12 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 12 Pages

CUSIP No. 00753P103	Page 12 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007.

VISIUM ASSET MANAGEMENT, LLC		VISIUM LONG BIAS FUND, LP

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

VISIUM BALANCED FUND, LP		VISIUM BALANCED FUND OFFSHORE, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

VISIUM CAPITAL MANAGEMENT, LLC		VISIUM LONG BIAS FUND OFFSHORE, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

JACOB GOTTLIEB

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Representative and Chief Compliance Officer

Page 12 of 12 Pages